Date:	July 18, 2019

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS SECOND QUARTER 2019 EARNINGS AND THIRD QUARTER DIVIDEND INCREASE
Merger with HomeTown Bankshares Corp. consummated April 1, 2019

•	Merger related expense (pretax) for Q2 2019 of $10.9 million

•	Net loss of $1.2 million and diluted EPS of ($0.11) for Q2 2019

•	Net interest margin of 3.82% for Q2 2019

•	Increased cash dividend declared for Q3 and represents an 8% increase
Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced a net loss of $1,230,000 for the second quarter 2019 compared to net income of $5,980,000 for the second quarter of 2018, a $7,210,000 or 120.6% decrease. Income for the second quarter of 2019 was impacted adversely by $10,871,000 in one-time merger expense related to the HomeTown acquisition.
Basic and diluted net income per common share was a loss of $0.11 for the 2019 quarter compared to net income per common share of $0.69 for the 2018 quarter. Net loss for the second quarter of 2019 produced annualized returns on average assets of (0.20%), on average equity of (1.60%), and on average tangible equity of (1.62%).
Net income for the first six months of 2019 was $4,773,000 compared to $11,792,000 for the comparable period of 2018, a $7,019,000 or 59.5% decrease. Basic and diluted net income per common share was $0.48 for the 2019 period compared to $1.36 for the 2018 period.
Income for the six-month period of 2019 was impacted adversely by $11,322,000 in one-time merger expense related to the HomeTown acquisition.

HomeTown Bankshares Corporation Merger
On April 1, 2019, American National completed its merger with Roanoke, Virginia based HomeTown Bankshares Corporation (“HomeTown”). The merger, valued at approximately $83.3 million, significantly expanded American National’s operations in Roanoke and added a new presence in the New River Valley.

Dividends
American National also announced that its Board of Directors has declared a quarterly cash dividend of $0.27 per common share, payable September 20, 2019, to shareholders of record September 6, 2019. This represents an 8% increase in the cash dividend from the current $0.25 per common share per quarter.
American National considers the payment of appropriate dividends to be a vital part of its capital planning and management program. The Company adheres to a dividend policy based on a review of earnings, growth, capital and such other factors that the Board of Directors considers relevant to the dividend decision process.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, said, “The merger with HomeTown Bankshares brought us some of the best community bankers in the Roanoke market, $444 million in loans, and $484 million in deposits. American National is now the largest community bank in the Roanoke market.
“Income for the 2019 quarter was a loss of $1.2 million. On a pretax basis the loss for the 2019 quarter was $1.6 million. This was directly related to the $10.9 million in nonrecurring merger related expense.
“Net interest income for the 2019 quarter compared to the 2018 quarter significantly increased, it was up $6.2 million or 41.9%.
“This improvement in net interest income was primarily related to an increase in the average balance of loans for the 2019 quarter compared to the 2018 quarter. Loan average balances for the 2019 quarter were up $494.7 million or 37.4% over the 2018 quarter. Loan yields for the 2019 quarter were 51 basis points higher than the 2018 quarter. Of the increase in balances, $444.3 million represents loans acquired in the HomeTown merger and $50.4 million (3.8%) represents growth in the other parts of our franchise.
“End of period loan balance for June 30, 2019, compared to December 31, 2018, increased $478.8 million. Of this increase, $444.3 million was related to the HomeTown merger and $34.5 million (2.5%) represents growth throughout the rest of our franchise.
“Average interest bearing deposits for the 2019 quarter compared to the 2018 quarter also increased substantially, up $317.9 million or 27.7% with a 30 basis point higher cost. This reflects increased competition for deposits, especially evident in our new HomeTown market. Of the increase, $364.1 million represents deposits acquired in the HomeTown merger. Legacy deposits were down slightly for the same period.
“Average noninterest bearing deposits for the 2019 quarter compared to the 2018 quarter also increased substantially; they were up $140.3 million or 33.4%. Of this increase, $119.5 million represents deposits acquired in the HomeTown merger; the remaining $20.8 million (5.0%) represents growth in other parts of our franchise.
“The market for loans and deposits continues to be very competitive. Market competition drives yields on loans down and rates on deposits up. This puts continuing pressure on our net interest margin. Our challenge is to maintain quality growth in assets and deposits and at the same time protect our net interest margin. Our margin for the 2019 quarter was 3.82%, a 32 basis point increase from the 2018 quarter.”
Haley concluded, “We are optimistic about the future of community banking, but realistic enough to know that it is not a given, it must be earned. For American National that earning is what we strive for every day – through continued asset quality, continued relevance to existing and new customers with modern banking products and services, continued organic and acquisition growth, and continued superior returns to our shareholders.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.

For the quarter ended June 30, 2019, average shareholders’ equity was 12.62% of average assets, compared to 11.62% for the quarter ended June 30, 2018.
Book value per common share was $28.00 at June 30, 2019, compared to $24.50 at June 30, 2018.
Tangible book value per common share was $19.63 at June 30, 2019, compared to $19.34 at June 30, 2018.

Credit Quality Measurements
Nonperforming assets represented 0.14% of total assets at June 30, 2019, compared to 0.18% at June 30, 2018.
Annualized net charge offs to average loans were zero basis points (0.00%) for the second quarter of 2019 compared to one basis point (0.01%) for the same quarter in 2018.
Other real estate owned was $1,433,000 compared to $1,124,000 at June 30, 2018, an increase of $309,000 or 27.5%.

Merger Related Financial Impact
The merger accounting adjustments related to our acquisitions have had and continue to have a positive impact on net interest income and income before income taxes. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended June 30,	2019	2018
Net Interest Income	$1,118	$377
Income Before Income Taxes	$660	$300

For the six months ended June 30,	2019	2018
Net Interest Income	$1,373	$804
Income Before Income Taxes	$860	$650

In the table above, the impact for the quarter ended June 30, 2019 related to the HomeTown merger on net interest income was $884,000 and on income before taxes was $481,000.

The second quarter of 2019 includes $225,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $231,000 for the comparable quarter of 2018.
For the six month period ended June 30, 2019, cash basis accretion income was $396,000, compared to $486,000 for the same period in 2018.

Net Interest Income
Net interest income before the provision for loan losses increased to $20,989,000 in the second quarter of 2019 from $14,788,000 in the second quarter of 2018, an increase of $6,201,000 or 41.9%.
For the 2019 quarter, the net interest margin was 3.82% compared to 3.50% for the same quarter in 2018, an increase of 32 basis points.
The major drivers affecting margin between the 2019 quarter and the 2018 quarter were:

•	Positively – a $504.1 million increase (29.5%) in average earning assets, mostly loans, at a 56 basis point higher yield.

•	Positively – a $140.3 million increase (33.4%) in average noninterest bearing deposits.

•	Negatively – a $317.9 million increase (27.7%) in the average balance of interest bearing deposits, at a 30 basis point higher cost.
Most of these increases were directly related to the HomeTown merger.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the second quarter of 2019 was a recovery of $10,000 compared to a recovery of $30,000 for the second quarter of 2018, a decrease of $20,000. The provision for both quarters related to adjustments on the specific reserves for the impaired loan loss allowance.
The allowance for loan losses as a percentage of total loans was 0.70% at June 30, 2019 compared to 1.01% at June 30, 2018. The primary driver for the decrease in this ratio was the HomeTown merger which increased loan balances $444.3 million. In conformity with generally accepted accounting standards, these loans were accounted for at fair value at the merger date and were recorded at the total outstanding principal balance of the loans net of a $10.7 million credit mark (included in the gross loan balances as a separate allowance) and a $4.0 million liquidity mark.
However, the need for additional loan loss provision for the remainder of the loan portfolio was mitigated by continued high asset quality, low charge offs, and improvement in various qualitative factors, notably economic, political and regulatory, used in the determination of the allowance.

Noninterest Income
Noninterest income totaled $3,682,000 in the second quarter of 2019, compared with $3,563,000 in the second quarter of 2018, an increase of $119,000 or 3.3%.
Service charge income increased $132,000 or 22.3%, mainly related to the HomeTown merger.
Other fees and commissions increased $336,000 or 49.5%. This revenue category was up in virtually all of our markets, but the largest driver was check card income in our new Roanoke and New River region.
Mortgage banking income increased $95,000 or 19.3% based on increased volume related to some dips in mortgage interest rates.
Securities gains decreased $142,000 or 49.1%, related to the sale of most of our equity investments in 2019, thus reducing the accounting volatility in this revenue category.

Noninterest Expense
Noninterest expense totaled $26,316,000 in the second quarter of 2019, compared to $11,002,000 in the second quarter of 2018, an increase of $15,314,000 or 139.2%.
The major factor causing the increase in noninterest expense was merger related expense. These are related to the HomeTown merger, are nonrecurring in nature, and totaled $10,871,000 during the second quarter of 2019. The largest component of merger expenses was $8,900,000 in costs related to data processing contract termination and conversion.
The second major factor was salaries and benefits. Salaries increased $1,953,000 or 38.3% and benefits increased $314,000 or 28.3%. Most of this increase was related to a 48 full-time equivalent increase in staff compared to the prior year quarter.
    The effective income tax rate for the 2019 quarter was a benefit of 24.8%, compared to provision of 19.0% for the same quarter of 2018. The 2019 quarter was impacted by $10,871,000 in merger related expense, which generated a $1,635,000 pretax loss.

About American National
American National is a multi-state bank holding company with total assets of approximately $2.4 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 28 banking offices. American National Bank also manages an additional $862 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about American National and American National Bank is available on American National Bank's website at www.amnb.com.

Non-GAAP Financial Measures
This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). American National’s management uses these non-GAAP financial measures in its analysis of American National’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of American National’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. For a reconciliation of non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. American National intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. American National’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of American National include but are not limited to: (1) expected revenue synergies and cost savings from the recently completed merger with HomeTown may not be fully realized or realized within the expected timeframe; (2) the businesses of American National and/or HomeTown may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (6) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in American National’s market areas; (7) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (8) accounting principles, policies, and guidelines; and (9) other risk factors detailed from time to time in filings made by American National with the Securities and Exchange Commission. American National undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.